Contact:
Dee Ann Johnson
Vice President Controller &Treasurer
412-456-4410
dajohnson@ampcopgh.com

FOR IMMEDIATE RELEASE
PITTSBURGH, PA
April 28, 2009

Ampco-Pittsburgh Corporation (NYSE: AP) Announces First Quarter Results.

Ampco-Pittsburgh Corporation announced that its results for the first quarter were impacted by the weak economy and the severe reduction in the level of steel and aluminum production throughout the world.

Sales for the first quarter 2009 of $85,755,000 and net income of $7,319,000 or $0.72 per common share compare with sales of $97,830,000 and $10,143,000 or $1.00 per common share for the same period in 2008.  Income from operations approximated $13,541,000 for the three months of 2009 against $15,820,000 for the three months of 2008.

Operating income of the principal business of the Corporation, the Forged and Cast Rolls group, was strong for the quarter.  Although impacted by the deferral of orders on hand, sales were aided by the completion and delivery of production that was in progress at the end of 2008.  Earnings, however, were adversely impacted by a substantial reduction in demand for rolls from the Corporation’s cast roll business in England.

    The outlook for the Corporation will depend principally on improvement in the economy and the recovery of the global steel and aluminum industries. The Corporation is continuing its capital investment program which is in the second of three years and will enable it to maximize capacity and productivity when business returns to more normal levels. The financial condition of the Corporation remains healthy.

The matters discussed herein may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Some of these risks are set forth in the Corporation's Annual Report on Form 10-K as well as the Corporation's other reports filed with the Securities and Exchange Commission.

AMPCO-PITTSBURGH CORPORATION
FINANCIAL SUMMARY

	Three Months Ended March 31,
	2009	2008

Sales	$85,755,000	$97,830,000

Income from operations	13,541,000	15,820,000
Other expense – net	(1,764,000)	(413,000)

Income before income taxes	11,777,000	15,407,000
Income tax expense	4,458,000	5,264,000

Net income	$7,319,000	$10,143,000

Earnings per common share:
Basic	$0.72	$1.00
Diluted	$0.72	$1.00

Weighted-average number of common
shares outstanding:
Basic	10,177,497	10,177,497
Diluted	10,178,276	10,179,738